SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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CAPITAL TITLE GROUP, INC.

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Capital Title Group, Inc. sent the following materials to employees on or about March 29, 2006.

CTGI to Merge with LandAmerica

Employee Q&A

Will my job be eliminated?

For now it will be business as usual. Management will remain in place and we’ll be better and stronger with more resources. We will be forming a transition team with representatives from CTGI and LandAmerica to map out the integration of CTGI into LandAmerica. As part of the integration plan, the transition team will look at the best ideas from both companies to determine which practices should be adopted. LandAmerica is all about incorporating best practices and in that regard, CTGI has many strengths.

Will my office close?

Remember, CTGI is attractive to LandAmerica because our presence in major markets gives them more “feet on the street.” The transition team will factor in our office locations, compare them with LandAmerica’s and determine the best approach to the market. We will make decisions with our customers’ interests clearly in focus.

Will my tenure with CTGI carry over to LandAmerica?

Yes. All of your years of service with our company will carry forward when we become part of LandAmerica.

Will we switch to the LandAmerica benefit program?

For now, you will continue to enjoy the benefits CTGI offers. Ultimately, we will convert to LandAmerica’s benefit program. A timetable for that conversion remains to be established.

What about payroll? Will my paycheck come from LandAmerica?

We expect to move payroll more quickly than benefits once we officially become part of LandAmerica. LandAmerica’s current pay schedule is 24 pay periods or monthly on the 15th and the last day of the month. If this day falls on a weekend or national holiday, you will be paid on the business day preceding that day.

Will there be any changes in CTGI senior management?

Yes. Don Head will report to LandAmerica President and CEO Ted Chandler. LandAmerica views our proven management team as an asset and as such is counting on CTGI management to continue to grow the business as successfully as it has in the past.

What is the current status of the merger?

The boards of directors for both companies have approved the merger. We signed the merger agreement after the market closed on Tuesday, March 28. Now we are waiting for CTGI shareholder approval as well as a number of regulatory approvals. As such, a closing date has yet to be scheduled; more than likely it’s 3-6 months out.